NEWS RELEASE

EVEREST RE GROUP, LTD.

Wessex House, 45 Reid Street, 2nd Floor, Hamilton HM DX, Bermuda

Contact:  Elizabeth B. Farrell
Vice President, Investor Relations
Everest Global Services, Inc.
908.604.3169

For Immediate Release

Roger M. Singer Appointed to the Board of Directors of Everest Re Group, Ltd.

HAMILTON, Bermuda – February 25, 2010 -- Everest Re Group, Ltd. (NYSE: RE) announced the appointment of Roger M. Singer to its Board of Directors, effective February 24, 2010.

Roger M. Singer had formerly served as Senior Vice President, General Counsel and Secretary for One Beacon Insurance Group LLC from 1989 until retiring in 2005. Mr. Singer had also served on the Board of Directors for One Beacon Insurance Group and retained this position through 2006. Prior to joining One Beacon Insurance Group, Mr. Singer had been the Commissioner of Insurance for the Commonwealth of Massachusetts from 1987 to 1989 and formerly the First Deputy to the Commissioner from 1985 to 1987. He has also held various positions in branches of the federal government including the Office of Consumer Affairs and Business Regulation, the Consumer Protection Division and the Federal Trade Commission. Mr. Singer graduated from Boston College Law School in 1973 and is married with two children.

Mr. Joseph V. Taranto, Chairman and Chief Executive Officer, said “We are delighted to welcome Roger to the Everest Board of Directors. The depth of his knowledge and experience, both inside and outside the insurance industry, will certainly benefit the Group and we are fortunate to have attracted an executive of Roger’s caliber to our Board.”

Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd., including through its branch in the United Kingdom, provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest

Reinsurance Company (Ireland), Limited provides reinsurance to non-life insurers in Europe. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the U.S. Additional information on Everest Re Group companies can be found at the Group’s web site at www.everestre.com.